Exhibit 10.3

Approved - May 31, 2022

FREIGHTOS LIMITED

2022 LONG-TERM INCENTIVE PLAN

1.	Existence of the Plan	1

2.	Purposes of the Plan	1

3.	Terminology	2

4.	Administration	2

5.	Shares Issuable Pursuant to Awards	4

6.	Participation	5

7.	Awards	6

8.	Withholding of Taxes	10

9.	Transferability of Awards	11

10.	Adjustments for Corporate Transactions and Other Events	11

11.	Change in Control Provisions	12

12.	Substitution of Awards in Mergers and Acquisitions	13

13.	Compliance with Securities Laws; Listing and Registration	14

14.	Section 409A and Section 457A Compliance	14

15.	Plan Duration; Amendment and Discontinuance	15

16.	General Provisions	15

1.	Existence of the Plan.

(a)            FREIGHTOS LIMITED, an exempted company incorporated under the laws of the Cayman Islands (the “Company”), has established the FREIGHTOS 2022 LONG-TERM INCENTIVE PLAN, as set forth herein, and as the same may be amended from time to time (the “Plan”). The Plan will come into existence on the Effective Date. The Plan includes any Sub-plans established in accordance with Section 4. In addition, no Award will be exercised (or, in the case of Restricted Shares, Restricted Share Units, Performance Shares, or Other Share-Based Awards, no Award will be granted) and no Performance Units will be settled unless and until the Plan has been approved by the shareholders of the Company, which approval will be within 12 months after the date the Plan is adopted by the Board of Directors of the Company (the “Board”).

(b)            Successor of Prior Plan. The Plan is intended to be a successor of the Tradeos Ltd. (now known as Freightos Limited) 2012 Global Incentive Option Scheme (such plan referred to as the “2012 Plan”) on or after the Effective Date. From and after 12:01 a.m. Eastern time on the Effective Date, no additional stock awards will be granted under the 2012 Plan. All Awards granted on or after 12:01 a.m. Eastern time on the Effective Date will be granted under the Plan. All stock awards granted under the 2012 Plan will remain subject to the terms of the 2012 Plan.

(i)            Any Shares that would otherwise remain available for future grants under the 2012 Plan as of 12:01 a.m. Eastern time on the Effective Date will cease to be available under the 2012 Plan at such time and will not be available for grants under the Plan.

(ii)            In addition, from and after 12:01 a.m. Eastern time on the Effective Date, up to the aggregate number of Shares subject, at such time, to outstanding stock awards granted under the 2012 Plan may be added to the Share Pool as further described in Section 5 below subject to the limitations therein.

(1)

2.	Purposes of the Plan.

The Plan is designed to:

(a)            promote the long-term financial interests and growth of the Company and its Subsidiaries (together, the “Company”) by attracting and retaining management and other personnel of the Company and other Eligible Individuals.

(b)           motivate personnel by means of growth-related incentives to achieve long-range goals; and

(c)            further the alignment of interests of Participants with those of the shareholders of the Company through opportunities for increased share or share-based ownership in the Company.

Toward these objectives, the Administrator may grant share options, share appreciation rights, share awards, share units, performance shares, performance units, and other share-based awards to eligible individuals on the terms and subject to the conditions set forth in the Plan.

3.	Terminology.

Except as otherwise specifically provided in an Award Agreement, capitalized words and phrases used in the Plan or an Award Agreement shall have the meaning set forth in the glossary at Section 16 of the Plan or as defined the first place such word or phrase appears in the Plan.

4.	Administration.

(a)            Administration of the Plan. The Plan shall be administered by the Administrator.

(b)           Establishment of Sub-plans. The Board shall have full discretion and authority to establish one or more sub-plans under the Plan to facilitate local administration of the Plan in any jurisdiction in which the Company or any of its Affiliates operate and to conform the Plan to the legal requirements of any such jurisdiction or to allow for favorable tax treatment under any applicable provision of tax law (each, a “Sub-plan”). The Board shall establish such Sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Administrator’s discretion under the Plan as the Board deems necessary or desirable and (ii) such additional terms and conditions as the Board shall deem necessary or desirable. All Sub-plans adopted by the Board shall be deemed to be part of the Plan, but each Sub-plan shall apply only to Participants within the affected jurisdiction and the Company or an Affiliate, as applicable, shall not be required to provide copies of any Sub-plan to Participants in any jurisdiction that is not affected. To the extent any terms of the Sub-plan are inconsistent with the terms of this Plan, the terms of such Sub-plan shall prevail with respect to grant of Awards that were made under such Sub-plan.

(c)            Powers of the Administrator. The Administrator shall, except as otherwise provided under the Plan, have plenary authority, in its sole and absolute discretion, to grant Awards pursuant to the terms of the Plan to Eligible Individuals and to take all other actions necessary or desirable to carry out the purpose and intent of the Plan. Among other things, the Administrator shall have the authority, in its sole and absolute discretion, subject to the terms and conditions of the Plan to:

(i)            determine the Eligible Individuals to whom, and the time or times at which, Awards shall be granted;

(ii)           determine the types of Awards to be granted to any Eligible Individual;

(iii)          determine the number of Shares to be covered by or used for reference purposes for each Award or the value to be transferred pursuant to any Award;

(2)

(iv)          determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (A) subject to Fair Market Value related limitations required by applicable law in certain jurisdictions, the purchase price of any Shares, (B) the method of payment for shares purchased pursuant to any Award, (C) the method for satisfying any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of Shares, (D) the timing, terms and conditions of the exercisability, vesting or payout of any Award or any shares acquired pursuant thereto, (E) the Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (F) the time of the expiration of any Award, (G) the effect of the Participant’s Termination of Service on any of the foregoing, and (H) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto as the Administrator shall consider to be appropriate and not inconsistent with the terms of the Plan;

(v)           subject to Section 15 and Fair Market Value related limitations required by applicable law in certain jurisdictions, modify, amend or adjust the terms and conditions of any Award, including but not limited to, any such modification, amendment or substitution that results in repricing of the Award which may be made without prior stockholder approval;

(vi)          accelerate or otherwise change the time at or during which an Award may be exercised or becomes payable and waive or accelerate the lapse, in whole or in part, of any restriction, condition or risk of forfeiture with respect to such Award; provided, however, that, except in connection with death, disability or a Change in Control, no such change, waiver or acceleration to any Award that is considered “deferred compensation” within the meaning of Section 409A or Section 457A of the Code (to the extent applicable) will be made, if the effect of such action is inconsistent with Section 409A or Section 457A of the Code, to the extent applicable;

(vii)         determine whether an Award will be paid or settled in cash, Shares, or in any combination thereof and whether, to what extent and under what circumstances cash or Shares payable with respect to an Award shall be deferred either automatically or at the election of the Participant;

(viii)        for any purpose, including but not limited to, qualifying for preferred or beneficial tax treatment, accommodating the customs or administrative challenges or otherwise complying with the tax, accounting or regulatory requirements of one or more jurisdictions, adopt, amend, modify, administer or terminate sub-plans, appendices, special provisions or supplements applicable to Awards regulated by the laws of a particular jurisdiction, which sub-plans, appendices, supplements and special provisions may take precedence over other provisions of the Plan solely to the extent required by applicable law in certain jurisdictions, and prescribe, amend and rescind rules and regulations relating to such sub-plans, supplements and special provisions;

(ix)           establish any “blackout” period, during which transactions affecting Awards may not be effectuated, that the Administrator in its sole discretion deems necessary or advisable;

(x)           subject to Fair Market Value related limitations required by applicable law in certain jurisdictions, determine the exercise price and make any changes thereto and/or determine the Fair Market Value of Shares or other property for any purpose under the Plan or any Award;

(xi)           administer, construe and interpret the Plan, Award Agreements and all other documents relevant to the Plan and Awards issued thereunder, and decide all other matters to be determined in connection with an Award;

(xii)         establish, amend, rescind and interpret such administrative rules, regulations, agreements, guidelines, instruments and practices for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable;

(xiii)        correct any defect, supply any omission or reconcile any inconsistency in the Plan, in a Sub-plan, or in any Award or Award Agreement in the manner and to the extent the Administrator shall consider it desirable to carry it into effect; and

(xiv)        otherwise administer the Plan and all Awards granted under the Plan.

(3)

(d)            Delegation of Administrative Authority. The Administrator may designate directors, officers or employees of the Company to assist the Administrator in the administration of the Plan and, to the extent permitted by applicable law and marketplace or listing rules of a securities market or securities exchange, the Administrator may delegate to directors, officers or other employees of the Company the Administrator’s duties and powers under the Plan, subject to such conditions and limitations as the Administrator shall prescribe, including without limitation the authority to execute agreements or other documents on behalf of the Administrator; provided, however, that such delegation of authority shall not extend to the granting of, or exercise of discretion with respect to, Awards to Eligible Individuals who are persons required to file reports under Section 16 of the Exchange Act, to the extent applicable to securities of the Company.

(e)            Non-Uniform Determinations. The Administrator’s determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Award Agreements evidencing such Awards, and the ramifications of a Change in Control upon outstanding Awards) need not be uniform and may be made by the Administrator selectively among Awards or persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

(f)            Limited Liability; Advisors. To the maximum extent permitted by law, no member of the Administrator, nor any director, officer, employee or representative of the Company shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder. The Administrator may employ counsel, consultants, accountants, appraisers, brokers or other persons. The Administrator, the Company and the officers and directors of the Company shall be entitled to rely upon the advice, opinions or valuations of any such persons.

(g)           Indemnification. To the maximum extent permitted by law, by the Company’s Organizational Documents, and by any directors’ and officers’ liability insurance coverage that may be in effect from time to time, the members of the Administrator and any agent or delegate of the Administrator who is a director, officer or employee of the Company or an Affiliate shall be indemnified by the Company against any and all liabilities and expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan.

(h)           Effect of Administrator’s Decision. All actions taken and determinations made by the Administrator on all matters relating to the Plan or any Award pursuant to the powers vested in it hereunder shall be in the Administrator’s sole and absolute discretion, unless in contravention of any express term of the Plan, including, without limitation, any determination involving the appropriateness or equitableness of any action. All determinations made by the Administrator shall be conclusive, final and binding on all parties concerned, including the Company, any Participants and any other employee, or director of the Company and its Affiliates, and their respective successors in interest. No member of the Administrator, nor any director, officer, employee or representative of the Company shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or Awards.

5.	Shares Issuable Pursuant to Awards.

(a)            Initial Share Pool. Subject to adjustments as provided in paragraph (b) below and Section 10 of the Plan, the number of Shares issuable pursuant to Awards that may be granted under the Plan shall equal 500,000 Shares (the “Share Pool”). Shares may be issued in connection with a merger or acquisition as permitted by NASDAQ Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(b)            Adjustments to Share Pool. On and after the Effective Date, the Share Pool shall be adjusted, in addition to any adjustments to be made pursuant to Section 10 of the Plan, as follows:

(i)            The Share Pool shall be increased on the first day of each calendar year during the term of the Plan beginning with the calendar year starting January 1, 2023 and continuing for ten calendar years (ending with the calendar year starting January 1, 2032), in each case in an amount equal to the lesser of (i) 5% of the number of Shares issued and outstanding on such January 1st date, or (ii) an amount determined by the Board prior to such date

(4)

(ii)            The Share Pool shall be reduced, on the date of grant, by one share for each Share made subject to an Award granted under the Plan;

(iii)           The Share Pool shall be increased, on the relevant date, by the number of unissued Shares underlying or used as a reference measure for any Award or portion of an Award that is cancelled, forfeited, expired, terminated unearned or settled in cash granted under the Plan or the 2012 Plan, in any such case without the issuance of shares and by the number of Shares used as a reference measure for any Award that are not issued upon settlement of such Award either due to a net settlement or otherwise;

(iv)          The Share Pool shall be increased, on the forfeiture date, by the number of Shares that are forfeited back to the Company after issuance due to a failure to meet an Award contingency or condition with respect to any Award or portion of an Award granted under the Plan or the 2012 Plan;

(v)            The Share Pool shall be increased, on the exercise date, by the number of Shares withheld by or surrendered (either actually or through attestation) to the Company in payment of the exercise price of any Award granted under the Plan or the 2012 Plan; and

(vi)           The Share Pool shall be increased, on the relevant date, by the number of Shares withheld by or surrendered (either actually or through attestation) to the Company in payment of any Tax Withholding Obligation that arises in connection with any Award granted under the Plan or the 2012 Plan.

Notwithstanding the foregoing, as of 11:59pm on December 31 of each calendar year, any Shares remaining available for issuance under the Share Pool (including those previously added to the Share Pool pursuant to subparagraphs (i) through (vi)) shall not be included in the Share Pool for any calendar year beginning thereafter.

(c)            ISO Limit. Subject to adjustment pursuant to Section 10 of the Plan, the maximum number of Shares that may be issued pursuant to share options granted under the Plan that are intended to qualify as Incentive Share Options within the meaning of Section 422 of the Code shall be equal to 7,500,000 Shares.

(d)            Source of Shares. The Shares with respect to which Awards may be made under the Plan shall be shares authorized for issuance under the Company’s Organizational Documents but unissued, or issued and reacquired, including without limitation shares purchased in the open market or in private transactions.

(e)            Non-Employee Director Award Limit. In addition, the Administrator may establish compensation for Non-Employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such Non-Employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation and the grant date fair value of Awards (as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 or the International Financial Reporting Standards (“IFRS”), or any successor thereto) granted under the Plan to a Non-Employee Director as compensation for services as a Non-Employee Director during any calendar year of the Company may not exceed $500,000 for an annual grant, provided however, in a Non-Employee Director’s first year of service compensation for services may not exceed $750,000 (such limits, the “Director Limits”). The Administrator may make exceptions to this limit for individual Non-Employee directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other compensation decisions involving Non-Employee Directors.

6.	Participation.

Participation in the Plan shall be open to all Eligible Individuals, as may be selected by the Administrator from time to time. The Administrator may also grant Awards to Eligible Individuals in connection with hiring, recruiting or otherwise, prior to the date the individual first performs services for the Company or an Affiliate; provided, however, that such Awards shall not become vested or exercisable and no shares shall be issued to such individual, prior to the date the individual first commences performance of such services.

(5)

7.	Awards.

(a)             Awards, In General. The Administrator, in its sole discretion, shall establish the terms of all Awards granted under the Plan consistent with the terms of the Plan. Awards may be granted individually or in tandem with other types of Awards, concurrently with or with respect to outstanding Awards. All Awards are subject to the terms and conditions provided in the Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. Unless otherwise specified by the Administrator, in its sole discretion, or otherwise provided in the Award Agreement, an Award shall not be effective unless the Award Agreement is signed or otherwise accepted by the Company and the Participant receiving the Award (including by electronic delivery and/or electronic signature).

(b)            Share Options.

(i)            Grants. A share option means a right to purchase a specified number of Shares from the Company at a specified price during a specified period of time. The Administrator may from time to time grant to Eligible Individuals Awards of Incentive Share Options or Nonqualified Options; provided, however, that Awards of Incentive Share Options shall be limited to employees of the Company or of any current or hereafter existing “parent corporation” or “subsidiary corporation,” as defined in Sections 424(e) and 424(f) of the Code, respectively, of the Company, and any other Eligible Individuals who are eligible to receive Incentive Share Options under the provisions of Section 422 of the Code. No share option shall be an Incentive Share Option unless so designated by the Administrator at the time of grant or in the applicable Award Agreement.

(ii)            Vesting. Share options shall be subject to such vesting and other provisions as the Administrator may impose at the date of grant. The Restriction Period to which such vesting applies may lapse under such circumstances, including without limitation upon the attainment of Performance Goals, in such installments, or otherwise, as the Administrator may determine.

(iii)           Exercise. Share options shall be exercisable at such time or times, in such manner or manners, and subject to such other terms and conditions as provided in the applicable Award Agreement or otherwise determined by the Administrator; provided, however, that Awards of share options may not have a term in excess of ten years’ duration unless required otherwise by applicable law. The applicable Award Agreement shall specify whether payment by the Participant of the exercise price applicable to any share option is to be made in cash, Shares, via cashless exercise or otherwise, or shall reserve to the Administrator or the Participant the right to make that determination prior to or upon the exercise of the share option.

(iv)          Termination of Service. Except as provided in the applicable Award Agreement or otherwise determined by the Administrator, to the extent share options are not vested and exercisable, a Participant’s unvested share options shall be forfeited upon his or her Termination of Service.

(v)           Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of share options, provided they are not inconsistent with the Plan.

(c)            Limitation on Reload Options. The Administrator shall not grant share options under this Plan that contain a reload or replenishment feature pursuant to which a new share option would be granted automatically upon receipt of delivery of Shares to the Company in payment of the exercise price or any tax withholding obligation under any other share option.

(d)            Share Appreciation Rights.

(i)            Grants. The Administrator may from time to time grant to Eligible Individuals Awards of share appreciation rights. A share appreciation right entitles the Participant to receive, subject to the provisions of the Plan and the Award Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Share over (B) the base price per share specified in the Award Agreement, times (ii) the number of shares specified by the share appreciation right, or portion thereof, which is exercised. The base price per share specified in the Award Agreement shall not be less than the lower of the Fair Market Value on the date of grant or the exercise price of any tandem share option to which the share appreciation right is related, or with respect to share appreciation rights that are granted in substitution of similar types of awards of a company acquired by the Company or a Subsidiary or with which the Company or a Subsidiary combines (whether in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or shares, or otherwise) such base price as is necessary to preserve the intrinsic value of such awards.

(6)

(ii)            Vesting. Share appreciation rights shall be subject to such vesting and other provisions as the Administrator may impose at the date of grant. The Restriction Period to which such vesting applies may lapse under such circumstances, including without limitation upon the attainment of Performance Goals, in such installments, or otherwise, as the Administrator may determine.

(iii)            Exercise. Share appreciation rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator; provided, however, that share appreciation rights granted under the Plan may not have a term in excess of ten years’ duration unless required otherwise by applicable law. The applicable Award Agreement shall specify whether payment by the Company of the amount receivable upon any exercise of a share appreciation right is to be made in cash or Shares or a combination of both, or shall reserve to the Administrator or the Participant the right to make that determination prior to or upon the exercise of the share appreciation right. If upon the exercise of a share appreciation right a Participant is to receive a portion of such payment in Shares, the number of shares shall be determined by dividing such portion by the Fair Market Value of a share of Share on the exercise date. No fractional shares shall be used for such payment and the Administrator shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.

(iv)           Termination of Service. Except as provided in the applicable Award Agreement or otherwise determined by the Administrator, to the extent share appreciation rights are not vested and exercisable, a Participant’s share appreciation rights shall be forfeited upon his or her Termination of Service.

(v)            Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of share appreciation rights, provided they are not inconsistent with the Plan.

(e)            Repricing. Notwithstanding anything herein to the contrary, the Administrator may reprice any stock options or stock appreciation rights without the approval of the stockholders of the Company. For this purpose, “reprice” means (i) any of the following or any other action that has the same effect: (A) lowering the exercise price or base price of an option or share appreciation right after it is granted other than an adjustment made pursuant to the provisions of Section 10, (B) any other action that is treated as a repricing under applicable accounting principles; (C) cancelling a share option or share appreciation right at a time when its exercise price or base price exceeds the Fair Market Value of the underlying Share, in exchange for another share option, share appreciation right, restricted share or other equity, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction; and (ii) any other action that is considered to be a repricing under formal or informal guidance issued by the primary securities market or exchange on which the Shares are listed or admitted for trading.

(f)            Share Awards.

(i)            Grants. The Administrator may from time to time grant to Eligible Individuals Awards of unrestricted Shares or Restricted Shares (collectively, “Share Awards”) on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as the Administrator shall determine. Share Awards shall be evidenced in such manner as the Administrator may deem appropriate, including via book-entry registration.

(ii)            Vesting. Restricted Share shall be subject to such vesting, restrictions on transferability and other restrictions, if any, and/or risk of forfeiture as the Administrator may impose at the date of grant or thereafter. The Restriction Period to which such vesting, restrictions and/or risk of forfeiture apply may lapse under such circumstances, including without limitation upon the attainment of Performance Goals, in such installments, or otherwise, as the Administrator may determine. Subject to the provisions of the Plan and the applicable Award Agreement, during the Restriction Period, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Shares.

(7)

(iii)           Rights of a Shareholder; Dividends. Except to the extent restricted under the Award Agreement relating to the Restricted Shares, a Participant granted Restricted Shares shall have all of the rights of a shareholder of Shares including, without limitation, the right to vote Restricted Shares. Cash dividends declared payable on Shares shall be paid, with respect to outstanding Restricted Shares, either as soon as practicable following the dividend payment date or deferred for payment to such later date as determined by the Administrator, and shall be paid in cash or as unrestricted Shares having a Fair Market Value equal to the amount of such dividends or may be reinvested in additional Restricted Share as determined by the Administrator; provided, however, that dividends declared payable on a Restricted Share that is granted as a Performance Award shall be held by the Company and made subject to forfeiture at least until achievement of the applicable Performance Goal related to such Restricted Share. Shares distributed in connection with a share split or share dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such Shares or other property has been distributed. As soon as is practicable following the date on which restrictions on any shares of Restricted Shares lapse, the Company shall deliver to the Participant the certificates for such shares or shall cause the shares to be registered in the Participant’s name in book-entry form, in either case with the restrictions removed, provided that the Participant shall have complied with all conditions for delivery of such shares contained in the Award Agreement or otherwise reasonably required by the Company.

(iv)            Termination of Service. Except as provided in the applicable Award Agreement, upon Termination of Service during the applicable Restriction Period, Restricted Shares and any accrued but unpaid dividends that are at that time subject to restrictions shall be forfeited; provided that the Administrator may provide, by rule or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Shares will be waived in whole or in part in the event of a termination resulting from one or more specified causes, and the Administrator may in other cases waive in whole or in part the forfeiture of Restricted Shares.

(v)             Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of Restricted Shares, provided they are not inconsistent with the Plan.

(g)            Share Units.

(i)            Grants. The Administrator may from time to time grant to Eligible Individuals Awards of unrestricted share Units or Restricted Share Units on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as the Administrator shall determine. Restricted Share Units represent a contractual obligation by the Company to deliver a number of Shares, an amount in cash equal to the Fair Market Value of the specified number of shares subject to the Award, or a combination of Shares and cash, in accordance with the terms and conditions set forth in the Plan and any applicable Award Agreement.

(ii)            Vesting and Payment. Restricted Share Units shall be subject to such vesting, risk of forfeiture and/or payment provisions as the Administrator may impose at the date of grant. The Restriction Period to which such vesting and/or risk of forfeiture apply may lapse under such circumstances, including without limitation upon the attainment of Performance Goals, in such installments, or otherwise, as the Administrator may determine. Shares, cash or a combination of Shares and cash, as applicable, payable in settlement of Restricted Share Units shall be delivered to the Participant as soon as administratively practicable, but no later than 30 days, after the date on which payment is due under the terms of the Award Agreement provided that the Participant shall have complied with all conditions for delivery of such shares or payment contained in the Award Agreement or otherwise reasonably required by the Company, or in accordance with an election of the Participant, if the Administrator so permits, that meets the requirements of Section 409A or Section 457A of the Code (to the extent applicable).

(iii)           No Rights of a Shareholder; Dividend Equivalents. Until Shares are issued to the Participant in settlement of share Units, the Participant shall not have any rights of a shareholder of the Company with respect to the share Units or the shares issuable thereunder. The Administrator may grant to the Participant the right to receive Dividend Equivalents on share Units, on a current, reinvested and/or restricted basis, subject to such terms as the Administrator may determine provided, however, that Dividend Equivalents payable on share Units that are granted as a Performance Award shall, rather than be paid on a current basis, be accrued and made subject to forfeiture at least until achievement of the applicable Performance Goal related to such share Units.

(8)

(iv)           Termination of Service. Upon Termination of Service during the applicable deferral period or portion thereof to which forfeiture conditions apply, or upon failure to satisfy any other conditions precedent to the delivery of Shares or cash to which such Restricted Share Units relate, all Restricted Share Units and any accrued but unpaid Dividend Equivalents with respect to such Restricted Share Units that are then subject to deferral or restriction shall be forfeited; provided that the Administrator may provide, by rule or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Share Units will be waived in whole or in part in the event of termination resulting from specified causes, and the Administrator may in other cases waive in whole or in part the forfeiture of Restricted Share Units.

(v)            Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of share Units, provided they are not inconsistent with the Plan.

(h)            Performance Shares and Performance Units.

(i)            Grants. The Administrator may from time to time grant to Eligible Individuals Awards in the form of Performance Shares and Performance Units. Performance Shares, as that term is used in this Plan, shall refer to Shares or Units that are expressed in terms of Shares, the issuance, vesting, lapse of restrictions on or payment of which is contingent on performance as measured against predetermined objectives over a specified Performance Period. Performance Units, as that term is used in this Plan, shall refer to dollar- denominated Units valued by reference to designated criteria established by the Administrator, other than Share, the issuance, vesting, lapse of restrictions on or payment of which is contingent on performance as measured against predetermined objectives over a specified Performance Period. The applicable Award Agreement shall specify whether Performance Shares and Performance Units will be settled or paid in cash or Shares or a combination of both, or shall reserve to the Administrator or the Participant the right to make that determination prior to or at the payment or settlement date.

(ii)            Performance Criteria. The Administrator shall, prior to or at the time of grant, condition the grant, vesting or payment of, or lapse of restrictions on, an Award of Performance Shares or Performance Units upon (A) the attainment of Performance Goals during a Performance Period or (B) the attainment of Performance Goals and the continued service of the Participant. The length of the Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Administrator in the exercise of its absolute discretion. Performance Goals may include minimum, maximum and target levels of performance, with the size of the Award or payout of Performance Shares or Performance Units or the vesting or lapse of restrictions with respect thereto based on the level attained. Performance Goals may be applied on a per share or absolute basis and relative to one or more Performance Metrics, or any combination thereof, and may be measured pursuant to any objective standards in a manner consistent with the Company’s or its Subsidiary’s established accounting policies, all as the Administrator shall determine at the time the Performance Metrics for a Performance Period are established. The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to the manner in which one or more of the Performance Goals is to be calculated or measured to take into account, or ignore, one or more of the following: (1) items related to a change in accounting principle; (2) items relating to financing activities; (3) expenses for restructuring or productivity initiatives; (4) other non-operating items; (5) items related to acquisitions; (6) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (7) items related to the sale or disposition of a business or segment of a business; (8) items related to discontinued operations that do not qualify as a segment of a business under U.S. generally accepted accounting principles or the International Financial Reporting Standards; (9) items attributable to any share dividend, share split, combination or exchange of share occurring during the Performance Period; (10) any other items of significant income or expense which are determined to be appropriate adjustments; (11) items relating to unusual or extraordinary corporate transactions, events or developments, (12) items related to amortization of acquired intangible assets; (13) items that are outside the scope of the Company’s core, on-going business activities; (14) changes in foreign currency exchange rates; (15) items relating to changes in tax laws; (16) certain identified expenses (including, but not limited to, cash bonus expenses, incentive expenses and acquisition-related transaction and integration expenses); (17) items relating to asset impairment charges; (18) items relating to gains or unusual or nonrecurring events or changes in applicable law, accounting principles or business conditions, or (19) or any other items selected by the Administrator. Shares or Performance Units shall be settled as and when the Award vests or at a later time specified in the Award Agreement or in accordance with an election of the Participant, if the Administrator so permits, that meets the requirements of Section 409A or Section 457A of the Code (to the extent applicable).

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(iii)           Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of Performance Shares or Performance Units, provided they are not inconsistent with the Plan.

(i)            Other Share-Based Awards. The Administrator may from time to time grant to Eligible Individuals Awards in the form of Other Share-Based Awards. Other Share-Based Awards in the form of Dividend Equivalents may be (A) awarded on a free-standing basis or in connection with another Award other than a share option or share appreciation right, (B) paid currently or credited to an account for the Participant, including the reinvestment of such credited amounts in Share equivalents, to be paid on a deferred basis, and (C) settled in cash or Shares as determined by the Administrator; provided, however, that Dividend Equivalents payable on Other Share-Based Awards that are granted as a Performance Award shall, rather than be paid on a current basis, be accrued and made subject to forfeiture at least until achievement of the applicable Performance Goal related to such Other Share-Based Awards. Any such settlements, and any such crediting of Dividend Equivalents, may be subject to such conditions, restrictions and contingencies as the Administrator shall establish.

(j)             Awards to Participants Outside the United States. The Administrator may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company or a Subsidiary to be subject to) tax, legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable in order that any such Award shall conform to laws, regulations, and customs of the country or jurisdiction in which the Participant is then resident or primarily employed or to foster and promote achievement of the purposes of the Plan.

(k)            Limitation on Dividend Reinvestment and Dividend Equivalents. Reinvestment of dividends in additional Restricted Shares at the time of any dividend payment, and the payment of Shares with respect to dividends to Participants holding Awards of share Units, shall only be permissible if sufficient shares are available under the Share Pool for such reinvestment or payment (taking into account then outstanding Awards). In the event that sufficient shares are not available under the Share Pool for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of share Units equal in number to the Shares that would have been obtained by such payment or reinvestment, the terms of which share Units shall provide for settlement in cash and for Dividend Equivalent reinvestment in further share Units on the terms contemplated by this Section 7(j).

8.	Withholding of Taxes.

Participants and holders of Awards shall pay to the Company or its Affiliate, or make arrangements satisfactory to the Administrator for payment of, any Tax Withholding Obligation in respect of Awards granted under the Plan no later than the date of the event creating the tax or social insurance contribution liability. The obligations of the Company under the Plan shall be conditional on such payment or arrangements. Unless otherwise determined by the Administrator, Tax Withholding Obligations may be settled in whole or in part with Shares, including unrestricted outstanding shares surrendered to the Company and unrestricted shares that are part of the Award that gives rise to the Tax Withholding Obligation, having a Fair Market Value on the date of surrender or withholding equal to the statutory minimum amount (or such greater amount permitted under FASB Accounting Standards Codification Topic 718, Compensation—Share Compensation, for equity-classified awards or IFRS equivalent) required to be withheld for tax or social insurance contribution purposes, all in accordance with such procedures as the Administrator establishes. the Company or its Affiliate may deduct, to the extent permitted by law, any such Tax Withholding Obligations from any payment of any kind otherwise due to the Participant or holder of an Award.

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9.	Transferability of Awards.

(a)            General Nontransferability Absent Administrator Permission. Except as otherwise determined by the Administrator, and in any event in the case of an Incentive Share Option or a tandem share appreciation right granted with respect to an Incentive Share Option, no Award granted under the Plan shall be transferable by a Participant otherwise than by will or the laws of descent and distribution. The Administrator shall not permit any transfer of an Award for value. An Award may be exercised during the lifetime of the Participant, only by the Participant or, during the period the Participant is under a legal disability, by the Participant’s guardian or legal representative, unless otherwise determined by the Administrator. Awards granted under the Plan shall not be subject in any manner to alienation, anticipation, sale, transfer, assignment, pledge, or encumbrance, except as otherwise determined by the Administrator; provided, however, that the restrictions in this sentence shall not apply to the Shares received in connection with an Award after the date that the restrictions on transferability of such shares set forth in the applicable Award Agreement have lapsed. Nothing in this paragraph shall be interpreted or construed as overriding the terms of any share ownership or retention policy, now or hereafter existing, that may apply to the Participant or Shares received under an Award.

(b)            Administrator Discretion to Permit Transfers Other Than For Value. Except as otherwise restricted by applicable law, the Administrator may, but need not, permit an Award, other than an Incentive Share Option or a tandem share appreciation right granted with respect to an Incentive Share Option, to be transferred to a Participant’s Family Member (as defined below) as a gift or pursuant to a domestic relations order in settlement of marital property rights. The Administrator shall not permit any transfer of an Award for value. For purposes of this Section 9, “Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister- in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests. The following transactions are not prohibited transfers for value: (i) a transfer under a domestic relations order in settlement of marital property rights; and (ii) a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (or the Participant) in exchange for an interest in that entity.

10.	Adjustments for Corporate Transactions and Other Events.

(a)            Mandatory Adjustments. In the event of a merger, amalgamation, consolidation, share rights offering, share exchange or similar event affecting the Company (each, a “Corporate Event”) or a share dividend, share split, reverse share split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination or subdivision, recapitalization, capital reduction distribution, or similar event affecting the capital structure of the Company (each, a “Share Change”), the Administrator shall make equitable and appropriate substitutions or proportionate adjustments to (i) the aggregate number and kind of Shares or other securities on which Awards under the Plan may be granted to Eligible Individuals, (ii) the maximum number of Shares or other securities that may be issued with respect to Incentive Share Options granted under the Plan, (iii) the number of Shares or other securities covered by each outstanding Award and the exercise price, base price or other price per share, if any, and other relevant terms of each outstanding Award, and (iv) all other numerical limitations relating to Awards, whether contained in this Plan or in Award Agreements; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated.

(b)            Discretionary Adjustments. In the case of Corporate Events, the Administrator may make such other adjustments to outstanding Awards as it determines to be appropriate and desirable, which adjustments may include, without limitation, (i) the cancellation of outstanding Awards in exchange for payments of cash, securities or other property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Administrator in its sole discretion (it being understood that in the case of a Corporate Event with respect to which shareholders of the Company receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Administrator that the value of a share option or share appreciation right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Event over the exercise price or base price of such share option or share appreciation right shall conclusively be deemed valid and that any share option or share appreciation right may be cancelled for no consideration upon a Corporate Event if its exercise price or base price equals or exceeds the value of the consideration being paid for each Share pursuant to such Corporate Event), (ii) the substitution of securities or other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards, and (iii) the substitution of equivalent awards, as determined in the sole discretion of the Administrator, of the surviving or successor entity or a parent thereof (“Substitute Awards”).

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(c)            Adjustments to Performance Goals. The Administrator may, in its discretion, adjust the Performance Goals applicable to any Awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s consolidated financial statements, notes to the consolidated financial statements, management’s discussion and analysis or other the Company filings with the Securities and Exchange Commission. If the Administrator determines that a change in the business, operations, corporate structure or capital structure of the Company or the applicable subsidiary, business segment or other operational unit of the Company or any such entity or segment, or the manner in which any of the foregoing conducts its business, or other events or circumstances, render the Performance Goals to be unsuitable, the Administrator may modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, as the Administrator deems appropriate and equitable.

(d)            Statutory Requirements Affecting Adjustments. Notwithstanding the foregoing: (A) any adjustments made pursuant to Section 10 to Awards that are considered “deferred compensation” within the meaning of Section 409A or Section 457A (to the extent applicable) of the Code shall be made in compliance with the requirements of Section 409A or Section 457A of the Code; (B) any adjustments made pursuant to Section 10 to Awards that are not considered “deferred compensation” subject to Section 409A or Section 457A of the Code (to the extent applicable) shall be made in such a manner as to ensure that after such adjustment, the Awards either (1) continue not to be subject to Section 409A or Section 457A of the Code (to the extent applicable) or (2) comply with the requirements of Section 409A or Section 457A of the Code (to the extent applicable); (C) in any event, the Administrator shall not have the authority to make any adjustments pursuant to Section 10 to the extent the existence of such authority would cause an Award that is not intended to be subject to Section 409A or Section 457A of the Code (to the extent applicable) at the date of grant to be subject thereto; and (D) any adjustments made pursuant to Section 10 to Awards that are Incentive Share Options shall be made in compliance with the requirements of Section 424(a) of the Code.

(e)            Dissolution or Liquidation. Unless the Administrator determines otherwise, all Awards outstanding under the Plan shall terminate upon the dissolution or liquidation of the Company.

11.	Change in Control Provisions.

(a)            Termination of Awards. Notwithstanding the provisions of Section 11(b), in the event that any transaction resulting in a Change in Control occurs, outstanding Awards will terminate upon the effective time of such Change in Control unless provision is made in connection with the transaction for the continuation or assumption of such Awards by, or for the issuance therefor of Substitute Awards of, the surviving or successor entity or a parent thereof. Solely with respect to Awards that will terminate as a result of the immediately preceding sentence and except as otherwise provided in the applicable Award Agreement:

(i)            the outstanding Awards of share options and share appreciation rights that will terminate upon the effective time of the Change in Control shall, immediately before the effective time of the Change in Control, become fully exercisable and the holders of such Awards will be permitted, immediately before the Change in Control, to exercise the Awards;

(ii)            the outstanding Restricted Shares the vesting or restrictions on which are then solely time-based and not subject to achievement of Performance Goals shall, immediately before the effective time of the Change in Control, become fully vested, free of all transfer and lapse restrictions and free of all risks of forfeiture;

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(iii)            the outstanding Restricted Shares the vesting or restrictions on which are then subject to and pending achievement of Performance Goals shall, immediately before the effective time of the Change in Control and unless the Award Agreement provides for vesting or lapsing of restrictions in a greater amount upon the occurrence of a Change in Control, become vested, free of transfer and lapse restrictions and risks of forfeiture in such amounts as if the applicable Performance Goals for the unexpired Performance Period had been achieved at the target level set forth in the applicable Award Agreement;

(iv)            the outstanding Restricted Share Units, Performance Shares and Performance Units the vesting, earning or settlement of which is then solely time-based and not subject to or pending achievement of Performance Goals shall, immediately before the effective time of the Change in Control, become fully earned and vested and shall be settled in cash or Shares (consistent with the terms of the Award Agreement after taking into account the effect of the Change in Control transaction on the shares) as promptly as is practicable, subject to any applicable limitations imposed thereon by Section 409A or Section 457A of the Code (to the extent applicable); and

(v)            the outstanding Restricted Share Units, Performance Shares and Performance Units the vesting, earning or settlement of which is then subject to and pending achievement of Performance Goals shall, immediately before the effective time of the Change in Control and unless the Award Agreement provides for vesting, earning or settlement in a greater amount upon the occurrence of a Change in Control, become vested and earned in such amounts as if the applicable Performance Goals for the unexpired Performance Period had been achieved at the target level set forth in the applicable Award Agreement and shall be settled in cash or Shares (consistent with the terms of the Award Agreement after taking into account the effect of the Change in Control transaction on the shares) as promptly as is practicable, subject to any applicable limitations imposed thereon by Section 409A of the Code, to the extent applicable.

Implementation of the provisions of this Section 11(a) shall be conditioned upon consummation of the Change in Control.

(b)            Continuation, Assumption or Substitution of Awards. The Administrator may specify, on or after the date of grant, in an Award Agreement or amendment thereto, the consequences of a Participant’s Termination of Service that occurs coincident with or following the occurrence of a Change in Control, if a Change in Control occurs under which provision is made in connection with the transaction for the continuation or assumption of outstanding Awards by, or for the issuance therefor of Substitute Awards of, the surviving or successor entity or a parent thereof.

(c)            Other Permitted Actions. In the event that any transaction resulting in a Change in Control occurs, the Administrator may take any of the actions set forth in Section 10 with respect to any or all Awards granted under the Plan.

(d)            Section 409A or Section 457A Savings Clause. Notwithstanding the foregoing, if any Award is considered to be a “nonqualified deferred compensation plan” within the meaning of Section 409A or Section 457A of the Code, this Section 11 shall apply to such Award only to the extent that its application would not result in the imposition of any tax or interest or the inclusion of any amount in income under Section 409A or Section 457A of the Code.

12.	Substitution of Awards in Mergers and Acquisitions.

Awards may be granted under the Plan from time to time in substitution for assumed awards held by employees, officers, or directors of entities who become employees, officers, or directors of the Company or a Subsidiary as the result of a merger, amalgamation or consolidation of the entity for which they perform services with the Company or a Subsidiary, or the acquisition by the Company of the assets, shares or other equity interests of such entity. The terms and conditions of any Awards so granted may vary from the terms and conditions set forth herein to the extent that the Administrator deems appropriate at the time of grant to conform the Awards to the provisions of the assumed awards for which they are substituted and to preserve their intrinsic value as of the date of the merger, amalgamation, consolidation or acquisition transaction. To the extent permitted by applicable law and marketplace or listing rules of a securities market or exchange on which the Shares are listed or admitted for trading, any available shares under a shareholder-approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards granted pursuant to this Section 12 and, upon such grant, shall not reduce the Share Pool.

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13.	Compliance with Securities Laws; Listing and Registration.

(a)            The obligation of the Company to sell or deliver Shares with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal, state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator. If at any time the Administrator determines that the delivery of Shares under the Plan is or may be unlawful under the laws of any applicable jurisdiction, or Federal, state or foreign (non- United States) securities laws, the right to exercise an Award or receive Shares pursuant to an Award shall be suspended until the Administrator determines that such delivery is lawful. If at any time the Administrator determines that the delivery of Shares under the Plan would or may violate the rules of any marketplace or listing rules of a securities market or securities exchange on which the Company’s securities are then listed or admitted for trading, the right to exercise an Award or receive Shares pursuant to an Award shall be suspended until the Administrator determines that such delivery would not violate such rules. If the Administrator determines that the exercise or nonforfeitability of, or delivery of benefits pursuant to, any Award would violate any applicable provision of securities laws or any marketplace or listing rules of a securities market or securities exchange on which any of the Company’s securities are listed or admitted for trading, then the Administrator may postpone any such exercise, nonforfeitability or delivery, as applicable, but the Company at the earliest practicable date.

(b)            Each Award is subject to the requirement that, if at any time the Administrator determines, in its absolute discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any marketplace or securities exchange or under any state, federal or foreign (non-United States) law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Share, no such Award shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Administrator.

(c)            In the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Administrator may require a person receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to represent to the Company in writing that the Shares acquired by such person is acquired for investment only and not with a view to distribution and that such person will not dispose of the Shares so acquired in violation of Federal, state or foreign securities laws and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to issue the Shares in compliance with applicable Federal, state or foreign securities laws.

14.	Section 409A and Section 457A Compliance.

It is the intention of the Company that any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A or Section 457A of the Code (to the extent applicable) shall comply in all respects with the requirements of Section 409A or Section 457A of the Code to avoid the imposition of any tax or interest or the inclusion of any amount in income pursuant to Section 409A of the Code, and the terms of each such Award shall be construed, administered and deemed amended, if applicable, in a manner consistent with this intention. Notwithstanding the foregoing, neither the Company nor any of its Affiliates nor any of its or their directors, officers, employees, agents or other service providers will be liable for any taxes, penalties or interest imposed on any Participant or other person with respect to any amounts paid or payable (whether in cash, Shares or other property) under any Award, including any applicable taxes, penalties or interest imposed under or as a result of Section 409A or Section 457A of the Code. Any payments described in an Award that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. For purposes of any Award, each amount to be paid or benefit to be provided to a Participant that constitutes deferred compensation subject to Section 409A of the Code shall be construed as a separate identified payment for purposes of Section 409A of the Code. For purposes of Section 409A of the Code, the payment of Dividend Equivalents under any Award shall be construed as earnings and the time and form of payment of such Dividend Equivalents shall be treated separately from the time and form of payment of the underlying Award. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, any payments (whether in cash, Shares or other property) to be made with respect to the Award that become payable on account of the Participant’s separation from service, within the meaning of Section 409A of the Code, while the Participant is a “specified employee” (as determined in accordance with the uniform policy adopted by the Administrator with respect to all of the arrangements subject to Section 409A of the Code maintained by the Company and its Affiliates) and which would otherwise be paid within six months after the Participant’s separation from service shall be accumulated (without interest) and paid on the first day of the seventh month following the Participant’s separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of the Participant’s estate following the Participant’s death. Notwithstanding anything in the Plan or an Award Agreement to the contrary, in no event shall the Administrator exercise its discretion to accelerate the payment or settlement of an Award where such payment or settlement constitutes deferred compensation within the meaning of Code section 409A unless, and solely to the extent that, such accelerated payment or settlement is permissible under Treasury Regulation section 1.409A-3(j)(4) (or any successor or similar Treasury Regulation).

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15.	Plan Duration; Amendment and Discontinuance.

(a)            Plan Duration. The Plan shall remain in effect, subject to the right of the Board or the Compensation Committee to amend or terminate the Plan at any time, until the earlier of (a) the earliest date as of which all Awards granted under the Plan have been satisfied in full or terminated and no Shares approved for issuance under the Plan remain available to be granted under new Awards, or (b) May 30, 2032. No Awards shall be granted under the Plan after such termination date. Subject to other applicable provisions of the Plan, all Awards made under the Plan on or before May 30, 2032 or such earlier termination of the Plan, shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

(b)            Amendment and Discontinuance of the Plan. The Board or Compensation Committee may amend, alter or discontinue the Plan; provided, that, if required to comply with Cayman Islands law and any other applicable laws or marketplace or listing rules of a securities market or securities exchange (other than any requirement that may be disapplied by the Company following any available home country exemption), the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required. No amendment, alteration or discontinuation shall be made which would materially impair the rights of a Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law or rule of any securities exchange or market on which the Shares are listed or admitted for trading or to prevent adverse tax or accounting consequences to the Company or the Participant. Except as otherwise determined by the Board or Compensation Committee, termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(c)            Amendment of Awards. The Administrator may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall materially impair the rights of any Participant with respect to an Award without the Participant’s consent, except such an amendment made to cause the Plan or Award to comply with applicable law, applicable marketplace or listing rules of a securities market or securities exchange on which the Company’s securities are listed or admitted for trading, or to prevent adverse tax or accounting consequences for the Participant or the Company or any of its Affiliates. For purposes of the foregoing sentence, an amendment to an Award that results in a change in the tax consequences of the Award to the Participant shall not be considered to be a material impairment of the rights of the Participant and shall not require the Participant’s consent.

16.	General Provisions.

(a)            Non-Guarantee of Employment or Service. Nothing in the Plan or in any Award Agreement thereunder shall confer any right on an individual to continue in the service of the Company or any Affiliate or shall interfere in any way with the right of the Company or any Affiliate to terminate such service at any time with or without cause or notice and whether or not such termination results in (i) the failure of any Award to vest or become payable; (ii) the forfeiture of any unvested or vested portion of any Award; and/or (iii) any other adverse effect on the individual’s interests under any Award or the Plan. No person, even though deemed an Eligible Individual, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. To the extent that an Eligible Individual who is an employee of a Subsidiary receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Participant’s employer or that the Participant has an employment relationship with the Company.

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(b)            No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any Participant or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(c)            Status of Awards. Awards shall be special incentive payments to the Participant and shall not, except as required under applicable law, be taken into account in computing the amount of salary or compensation of the Participant for purposes of determining any pension, retirement, death, severance or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance, severance or other employee benefit plan of the Company or any Affiliate now or hereafter in effect under which the availability or amount of benefits is related to the level of compensation or (b) any agreement between (i) the Company or any Affiliate and (ii) the Participant, except as such plan or agreement shall otherwise expressly provide.

(d)            Subsidiary Employees. In the case of a grant of an Award to an Eligible Individual who provides services to any Subsidiary, the Company may, if the Administrator so directs, issue or transfer the Shares, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Administrator may specify, upon the condition or understanding that the Subsidiary will transfer the Shares to the Eligible Individual in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. All Shares underlying Awards that are forfeited or canceled after such issue or transfer of shares to the Subsidiary shall revert to the Company.

(e)            Governing Law and Interpretation. The validity, construction and effect of the Plan, of Award Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Award Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with the applicable laws of the State of Delaware, except as otherwise set forth herein, without regard to its conflict of laws principles. The captions of the Plan are not part of the provisions hereof and shall have no force or effect. Except where the context otherwise requires: (i) the singular includes the plural and vice versa; (ii) a reference to one gender includes other genders and persons who do not identify by gender; (iii) a reference to a person includes a natural person, partnership, corporation, association, governmental or local authority or agency or other entity; and (iv) a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them.

(f)            Use of English Language. The Plan, each Award Agreement, and all other documents, notices and legal proceedings entered into, given or instituted pursuant to an Award shall be written in English, unless otherwise determined by the Administrator. If a Participant receives an Award Agreement, a copy of the Plan or any other documents related to an Award translated into a language other than English, and if the meaning of the translated version is different from the English version, the English version shall control.

(g)            Recovery of Amounts Paid. Except as otherwise provided by the Administrator, Awards granted under the Plan shall be subject to any and all policies, guidelines, codes of conduct, or other agreement or arrangement adopted by the Board or Compensation Committee with respect to the recoupment, recovery or clawback of compensation (collectively, the “Recoupment Policy”) and/or to any provisions set forth in the applicable Award Agreement under which the Company may recover from current and former Participants any amounts paid or Shares issued under an Award and any proceeds therefrom under such circumstances as the Administrator determines appropriate. The Administrator may apply the Recoupment Policy to Awards granted before the policy is adopted to the extent required by applicable law or marketplace or listing rules of a securities market or securities exchange on which Company securities are listed or admitted for trading, as determined by the Administrator in its sole discretion.

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(h)            Under this Plan, except where the context otherwise indicates, the following definitions apply:

“Administrator” means the Compensation Committee, or such other committee(s) of director(s) duly appointed by the Board or the Compensation Committee to administer the Plan or delegated limited authority to perform administrative actions under the Plan, and having such powers as shall be specified by the Board or the Compensation Committee; provided, however, that at any time the Board may serve as the Administrator in lieu of or in addition to the Compensation Committee or such other committee(s) to whom administrative authority has been delegated. With respect to any Award to which Section 16 of the Exchange Act applies, the Administrator shall consist of either the Board or a committee of the Board, which committee shall consist of three or more directors, each of whom is intended to be, to the extent required by Rule 16b-3 of the Exchange Act, a “non- employee director” as defined in Rule 16b-3 of the Exchange Act and an “independent director” to the extent required by the marketplace or listing rules of a securities market or securities exchange on which the Shares are listed or admitted for trading, provided that, with respect to Awards made to a member of the Board who is not an employee of the Company, Administrator means the Board. Any member of the Administrator who does not meet the foregoing requirements shall abstain from any decision regarding an Award and shall not be considered a member of the Administrator to the extent required to comply with Rule 16b-3 of the Exchange Act.

“Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company or any successor to the Company. For this purpose, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”) shall mean ownership, directly or indirectly, of 50% or more of the total combined voting power of all classes of voting securities issued by such entity, or the possession, directly or indirectly, of the power to direct the management and policies of such entity, by contract or otherwise.

“Award” means any share option, share appreciation right, share award, share unit, Performance Share, Performance Unit, and/or Other Share-Based Award, granted under this Plan (or the 2012 Plan as applicable).

“Award Agreement” means the written document(s), including an electronic writing acceptable to the Administrator, and any notice, addendum or supplement thereto, memorializing the terms and conditions of an Award granted pursuant to the Plan and which shall incorporate the terms of the Plan.

“Board” means the Board of Directors of the Company.

“Cause” means, with respect to a Participant, except as otherwise provided in the Participant’s employment or other service agreement with the Company, if any, or relevant Award Agreement (i) the Participant’s plea of guilty or nolo contendere to, or conviction of, (A) a felony (or its equivalent in a non-United States jurisdiction) or (B) other conduct of a criminal nature that has or is likely to have a material adverse effect on the reputation or standing in the community of the Company, any of its Affiliates or a successor to the Company or an Affiliate, as determined by the Administrator in its sole discretion, or that legally prohibits the Participant from working for the Company, any of its Subsidiaries or a successor to the Company or a Subsidiary; (ii) a breach by the Participant of a regulatory rule that adversely affects the Participant’s ability to perform the Participant’s employment duties to the Company, any of its Subsidiaries or a successor to the Company or a Subsidiary, in any material respect; or (iii) the Participant’s failure, in any material respect, to (A) perform the Participant’s employment duties, (B) comply with the applicable policies of the Company, or of its Subsidiaries, or a successor to the Company or a Subsidiary, or (C) comply with covenants contained in any contract or Award Agreement to which the Participant is a party; provided, however, that the Participant shall be provided a written notice describing in reasonable detail the facts which are considered to give rise to a breach described in this clause (iii) and the Participant shall have 30 days following receipt of such written notice (the “Cure Period”) during which the Participant may remedy the condition and, if so remedied, no Cause for Termination of Service shall exist.

“Change in Control” means the first of the following to occur: (i) a Change in Ownership of the Company, (ii) a Change in Effective Control of the Company, or (iii) a Change in the Ownership of Assets of the Company, as described herein and construed in accordance with Code Section 409A.

(17)

(i)            A “Change in Ownership of the Company” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire, ownership of the shares or capital stock of the Company that, together with the shares held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the capital stock of the Company. However, if any one Person is, or Persons Acting as a Group are, considered to own more than 50%, on a fully diluted basis, of the total fair market value or total voting power of the capital stock of the Company, the acquisition of additional shares by the same Person or Persons Acting as a Group is not considered to cause a Change in Ownership of the Company or to cause a Change in Effective Control of the Company (as described below). An increase in the percentage of shares or capital stock owned by any one Person, or Persons Acting as a Group, as a result of a transaction in which the Company acquires its shares in exchange for property will be treated as an acquisition of shares.

(ii)            A “Change in Effective Control of the Company” shall occur on the date either (A) a majority of members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election, or (B) any one Person, or Persons Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of shares of the Company possessing 50% or more of the total voting power of the shares of the Company.

(iii)            A “Change in the Ownership of Assets of the Company” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire (or has or have acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons), assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

The following rules of construction apply in interpreting the definition of Change in Control:

(A)            A “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than employee benefit plans sponsored or maintained by the Company and by entities controlled by the Company or an underwriter, initial purchaser or placement agent temporarily holding the shares of the Company pursuant to a registered public offering.

(B)            Persons will be considered to be Persons Acting as a Group (or Group) if they are owners of a corporation or other legal entity that enters into a merger, consolidation, purchase or acquisition of shares, or similar business transaction with the corporation or other legal entity. If a Person owns shares in both corporations or other legal entities that enter into a merger, consolidation, purchase or acquisition of shares, or similar transaction, such shareholder is considered to be acting as a Group with other shareholders only with respect to the ownership in that corporation or other legal entity before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation or other legal entity. Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation or other legal entity at the same time or purchase or own equity securities of the same corporation or other legal entity at the same time, or as a result of the same public offering.

(C)            A Change in Control shall not include a transfer to a related person as described in Code Section 409A or a public offering of share capital of the Company.

(D)            For purposes of the definition of Change in Control, Section 318(a) of the Code applies to determine share ownership. Shares underlying a vested option are considered owned by the individual who holds the vested option (and the shares underlying an unvested option are not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for shares that are not substantially vested (as defined by Treasury Regulation §1.83-3(b) and (j) any successor or similar Treasury Regulation), the shares underlying the option are not treated as owned by the individual who holds the option.

(18)

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor section, regulations and guidance.

“Company” means Freightos and its Subsidiaries, except where the context otherwise requires. For purposes of determining whether a Change in Control has occurred, Company shall mean only Freightos.

“Director Limits” shall have the meaning ascribed to it in Section 5(e) of the Plan.

“Dividend Equivalent” means a right, granted to a Participant, to receive cash, Shares, share Units or other property equal in value to dividends paid with respect to a specified number of Shares.

“Effective Date” means the date the Plan is adopted by the Board.

“Eligible Individuals” means (i) officers and employees of, and other individuals, including non-employee directors, who are natural persons providing bona fide services to or for, the Company or any of its Subsidiaries, provided that such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities, and (ii) prospective officers, employees and service providers who have accepted offers of employment or other service relationship from the Company or a Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto. Reference to any specific section of the Exchange Act shall be deemed to include such regulations and guidance issued thereunder, as well as any successor section, regulations and guidance.

“Fair Market Value” means, on a per share basis as of any date, unless otherwise determined by the Administrator:

(i)            if the principal market for the Shares (as determined by the Administrator if the Shares are listed or admitted to trading on more than one exchange or market) is a national securities exchange or an established securities market, unless otherwise determined by the Administrator, the official closing price per Share for the regular market session on that date on the principal exchange or market on which the Shares are then listed or admitted to trading or, if no sale is reported for that date, on the last preceding day on which a sale was reported, all as reported by such source as the Administrator may select;

(ii)           if the principal market for the Shares is not a national securities exchange or an established securities market, but the Shares are quoted by a national quotation system, the average of the highest bid and lowest asked prices for the Shares on that date as reported on a national quotation system or, if no prices are reported for that date, on the last preceding day on which prices were reported, all as reported by such source as the Administrator may select; or

(iii)          if the Shares are neither listed or admitted to trading on a national securities exchange or an established securities market, nor quoted by a national quotation system, the value determined by the Administrator in good faith by the reasonable application of a reasonable valuation method, which method may, but need not, include taking into account an appraisal of the fair market value of the Shares conducted by a nationally recognized appraisal firm selected by the Administrator.

Notwithstanding the preceding, for foreign, federal, state and local income tax reporting purposes and for such other purposes as the Administrator deems appropriate, the Fair Market Value shall be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

“Freightos” means Freightos Limited, a Cayman Islands exempted company incorporated in the Cayman Islands.

“Full Value Award” means an Award that results in the Company transferring the full value of a Share under the Award, whether or not an actual share is issued. Full Value Awards shall include, but are not limited to, share awards, share units, Performance Shares, Performance Units that are payable in Shares, and Other Share-Based Awards for which the Company transfers the full value of Shares under the Award, but shall not include Dividend Equivalents.

(19)

“Incentive Share Option” means any share option that is designated, in the applicable Award Agreement or the resolutions of the Administrator under which the share option is granted, as an “incentive stock option” within the meaning of Section 422 of the Code and otherwise meets the requirements to be an “incentive stock option” set forth in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not an employee of the Company or any of its Affiliates.

“Nonqualified Option” means any share option that is not an Incentive Share Option.

“Organizational Documents” means the Company’s memorandum of association, articles of association, certificate of incorporation, or other document addressing similar governance matters for the Company.

“Other Share-Based Award” means an Award of Shares or any other Award that is valued in whole or in part by reference to, or is otherwise based upon, Shares, including without limitation Dividend Equivalents and convertible debentures.

“Participant” means an Eligible Individual to whom one or more Awards are or have been granted pursuant to the Plan and have not been fully settled or cancelled and, following the death of any such person, his successors, heirs, executors and administrators, as the case may be.

“Performance Award” means a Full Value Award, the grant, vesting, lapse of restrictions or settlement of which is conditioned upon the achievement of performance objectives over a specified Performance Period and includes, without limitation, Performance Shares and Performance Units.

“Performance Goals” means the performance goals established by the Administrator in connection with the grant of Awards based on Performance Metrics or other performance criteria selected by the Administrator.

“Performance Period” means that period established by the Administrator during which any Performance Goals specified by the Administrator with respect to such Award are to be measured.

“Performance Metrics” means criteria established by the Administrator relating to any of the following, as it may apply to an individual, one or more business units, divisions, or Affiliates, or on a company-wide basis, and in absolute terms, relative to a base period, or relative to the performance of one or more comparable companies, peer groups, or an index covering multiple companies:

(i)            Earnings or Profitability Metrics: any derivative of revenue; earnings/loss (gross, operating, net, or adjusted); earnings/loss before interest and taxes (“EBIT”); earnings/loss before interest, taxes, depreciation and amortization (“EBITDA”); profit margins; operating margins; expense levels or ratios; provided that any of the foregoing metrics may be adjusted to eliminate the effect of any one or more of the following: interest expense, asset impairments or investment losses, early extinguishment of debt or share-based compensation expense;

(ii)           Return Metrics: any derivative of return on investment, assets, equity or capital (total or invested);

(iii)           Investment Metrics: relative risk-adjusted investment performance; investment performance of assets under management;

(iv)          Cash Flow Metrics: any derivative of operating cash flow; cash flow sufficient to achieve financial ratios or a specified cash balance; free cash flow; cash flow return on capital; net cash provided by operating activities; cash flow per share; working capital;

(20)

(v)           Liquidity Metrics: any derivative of debt leverage (including debt to capital, net debt-to- capital, debt-to-EBITDA or other liquidity ratios); and/or

(vi)           Share Price and Equity Metrics: any derivative of return on shareholders’ equity; total shareholder return; share price; share price appreciation; market capitalization; earnings/loss per share (basic or diluted) (before or after taxes).

“Performance Shares” means a grant of shares or share Units the issuance, vesting or payment of which is contingent on performance as measured against predetermined objectives over a specified Performance Period.

“Performance Units” means a grant of dollar-denominated Units the value, vesting or payment of which is contingent on performance against predetermined objectives over a specified Performance Period.

“Plan” means this Freightos Limited 2022 Long-Term Incentive Plan, as set forth herein and as it may be amended from time to time.

“Compensation Committee” means the Compensation Committee of the Board.

“Restricted Share” means an Award of Shares to a Participant that may be subject to certain transferability and other restrictions and to a risk of forfeiture (including by reason of not satisfying certain Performance Goals).

“Restricted Share Unit” means a right granted to a Participant to receive Shares or cash at the end of a specified deferral period, which right may be conditioned on the satisfaction of certain requirements (including the satisfaction of certain Performance Goals).

“Restriction Period” means, with respect to Full Value Awards, the period commencing on the date of grant of such Award to which vesting or transferability and other restrictions and a risk of forfeiture apply and ending upon the expiration of the applicable vesting conditions, transferability and other restrictions and lapse of risk of forfeiture and/or the achievement of the applicable Performance Goals (it being understood that the Administrator may provide that vesting shall occur and/or restrictions shall lapse with respect to portions of the applicable Award during the Restriction Period).

“Shares” means the ordinary shares of the Company, par value $0.00001 per share, and any capital securities into which they are converted and “Share” shall be interpreted accordingly.

“Subsidiary” means any corporation or other entity in an unbroken chain of companies, corporations or other entities beginning with the Company if each of the companies, corporations or other entities, or group of commonly controlled companies, corporations or other entities, other than the last company, corporation or other entity in the unbroken chain then owns shares, stock or other equity interests possessing 50% or more of the total combined voting power of all classes of shares, stock or other equity interests in one of the other companies, corporations or other entities in such chain or otherwise has the power to direct the management and policies of the entity by contract or by means of appointing a majority of the members of the board or other body that controls the affairs of the entity; provided, however, that solely for purposes of determining whether a Participant has a Termination of Service that is a “separation from service” within the meaning of Section 409A of the Code or whether an Eligible Individual is eligible to be granted an Award that in the hands of such Eligible Individual would constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, a “Subsidiary” of a corporation or other entity means all other entities with which such company, corporation or other entity would be considered a single employer under Sections 414(b) or 414(c) of the Code.

“Tax Withholding Obligation” means any federal, state, local or foreign (non-United States) income, employment or other tax or social insurance contribution required by applicable law to be withheld in respect of Awards.

(21)

“Termination of Service” means the termination of the Participant’s employment, or performance of services for, the Company and its Subsidiaries. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries shall not be considered Terminations of Service. With respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, “Termination of Service” shall mean a “separation from service” as defined under Section 409A of the Code to the extent required by Section 409A of the Code to avoid the imposition of any tax or interest or the inclusion of any amount in income pursuant to Section 409A of the Code. A Participant has a separation from service within the meaning of Section 409A of the Code if the Participant terminates employment with the Company and all Subsidiaries for any reason. A Participant will generally be treated as having terminated employment with the Company and all Subsidiaries as of a certain date if the Participant and the entity that employs the Participant reasonably anticipate that the Participant will perform no further services for the Company or any Subsidiary after such date or that the level of bona fide services that the Participant will perform after such date (whether as an employee or an independent contractor) will permanently decrease to no more than 20 percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Participant has been providing services for fewer than 36 months); provided, however, that the employment relationship is treated as continuing while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of leave does not exceed six months or, if longer, so long as the Participant retains the right to reemployment with the Company or any Subsidiary.

“Total and Permanent Disability” means, with respect to a Participant, except as otherwise provided in the relevant Award Agreement, that a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last until the Participant’s death or result in death, or (ii) determined to be totally disabled by the Social Security Administration or other governmental or quasi-governmental body that administers a comparable social insurance program outside of the United States in which the Participant participates and which conditions the right to receive benefits under such program on the Participant being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last until the Participant’s death or result in death. The Administrator shall have sole authority to determine whether a Participant has suffered a Total and Permanent Disability and may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant’s condition.

“Unit” means a bookkeeping entry used by the Company to record and account for the grant of the following types of Awards until such time as the Award is paid, cancelled, forfeited or terminated, as the case may be: share units, Restricted Share Units, Performance Units, and Performance Shares that are expressed in terms of Shares.

{end of document}

(22)

FREIGHTOS LIMITED 2022 LONG-TERM INCENTIVE PLAN

SUB-PLAN FOR ISRAELI PARTICIPANTS

SPECIAL PROVISIONS FOR ISRAELI PARTICIPANTS

This Sub-Plan for Israeli Participants (the “Sub-Plan”) to the Freightos Limited 2022 Long-Term Incentive Plan (the “Plan”) is made in accordance with Section 4 of the Plan and was approved by Freightos Limited (the “Company”) effective as of May 31, 2022.

The provisions specified in this Sub-Plan apply only to persons who are deemed to be residents of the State of Israel for tax purposes or are otherwise subject to taxation in Israel with respect to Awards granted under the Plan.

This Sub-Plan applies with respect to Awards granted under the Plan. The purpose of this Sub-Plan is to establish certain rules and limitations applicable to Awards that may be granted or issued under the Plan from time to time, in compliance with the tax, securities and other applicable laws currently in force in the State of Israel. Except as otherwise provided by this Sub-Plan, all grants made pursuant to this Sub-Plan will be governed by the terms of the Plan. This Sub-Plan is applicable only to grants made after the date of its adoption. This Sub-Plan complies with, and is subject to the ITO and Section 102 (as defined below).

The Plan and this Sub-Plan should be read together. In any case of contradiction, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions of the Plan will govern, except and solely to the extent required, with respect to any provisions of the Sub-Plan intended to ensure compliance with the 102 Capital Gains Track or applicable law.

1.            DEFINITIONS

Capitalized terms not otherwise defined herein will have the meaning assigned to them in the Plan. The following additional definitions will apply to grants made pursuant to this Sub-Plan:

“3(i) Award” means an Award that is subject to taxation pursuant to Section 3(i) of the ITO, which has been granted to any person who is not an Eligible 102 Participant.

“102 Capital Gains Track” means the tax alternative set forth in Section 102(b)(2) or Section 102(b)(3) of the ITO pursuant to which all or a part of the income resulting from the sale of shares of Shares (the “Shares”) is taxable as a capital gain.

“102 Capital Gains Track Grant” means a 102 Trustee Grant qualifying for the special tax treatment under the 102 Capital Gains Track.

“102 Ordinary Income Track” means the tax alternative set forth in Section 102(b)(1) of the ITO pursuant to which income resulting from the sale of Shares derived from Awards is taxed as ordinary income.

“102 Ordinary Income Track Grant” means a 102 Trustee Grant qualifying for the ordinary income tax treatment under the 102 Ordinary Income Track.

“102 Trustee Grant” means an Award granted pursuant to Section 102(b) of the ITO and held in trust by a Trustee for the benefit of the Eligible 102 Participant, and includes both 102 Capital Gains Track Grants and 102 Ordinary Income Track Grants, if and as applicable.

“Affiliate” for the purpose of grants made under this Sub-Plan, means any affiliated Israeli resident legal entity that qualifies as both (i) a Subsidiary, and (ii) an “employing company” within the meaning of Section 102(a) of the ITO.

“Controlling Shareholder” as defined in Section 102 of the ITO, currently defined as an individual who prior to the grant or as a result of the grant or exercise of any Award, holds or would hold, directly or indirectly, in his name or with a relative (as defined in the ITO) (i) 10% or more of the outstanding share capital of the Company, (ii) 10% or more of the voting power of the Company, (iii) the right to hold or purchase 10% or more of the outstanding equity or voting power, (iv) the right to obtain 10% or more of the “profit” of the Company (as defined in the ITO), or (v) the right to appoint a director of the Company.

“Deposit Requirements” means with respect a 102 Trustee Grant, the requirement to evidence deposit of an Award with the Trustee, in accordance with Section 102, in order to qualify as a 102 Trustee Grant. As of the time of approval of this Sub-Plan, the ITA guidelines regarding Deposit Requirements for 102 Trustee Grants require that the Trustee be provided with (a) the resolutions approving Awards intended to qualify as 102 Trustee Grants within 45 days of the date of Board’s approval of such Award, including full details of the terms of the Awards, and (b) a copy of the applicable award grant agreement (the “Grant Agreement”) executed by the Eligible 102 Participant and/or Eligible 102 Participant’s consent to the requirements of the 102 Capital Gains Track Grant within 90 days of the Board’s approval of such Award.

“Election” means the Company’s choice of the type of 102 Trustee Grants it will make under the Plan (as between 102 Capital Gains Track or 102 Ordinary Income Track), as filed with the ITA.

“Eligible 102 Participant” means an Israeli Participant who is a person employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder (as defined in the ITO), who is not a Controlling Shareholder.

“ITA” means the Israel Tax Authority.

“ITO” means the Israel Income Tax Ordinance (New Version), 5721-1961, and the rules, regulations, orders or procedures promulgated thereunder and any amendments thereto, including specifically the Rules, all as may be amended from time to time.

“Non-Trustee Grant” means an Award granted to an Eligible 102 Participant pursuant to Section 102(c) of the ITO and not held in trust by a Trustee.

“Required Holding Period” means the requisite period prescribed by Section 102 and the Rules, or such other period as may be required by the ITA, with respect to 102 Trustee Grants, during which Awards granted by the Company and the Shares issued or delivered upon the exercise or vesting settlement (as the case may be) of such Award must be held by the Trustee for the benefit of the person to whom it was granted. As of the date of the adoption of this Sub-Plan, the Required Holding Period for 102 Capital Gains Track Grants is 24 months from the date of grant of the Award and deposited with the Trustee, provided that all the conditions set forth in Section 102 and the related regulations have been fulfilled.

“Rules” means the Income Tax Rules (Tax Benefits in Share Issuance to Employees), 5763-2003.

“Section 102” means the provisions of Section 102 of the ITO, as amended from time to time, including by the Law Amending the Income Tax Ordinance (Number 132), 2002, effective as of January 1, 2003 and by the Law Amending the Income Tax Ordinance (Number 147), 2005.

“Trustee” means a person or entity designated by the Board to serve as a trustee and/or supervising trustee and approved by the ITA in accordance with the provisions of Section 102(a) of the ITO.

“Trust Agreement” means the agreement(s) between the Company and/or an Affiliate and the Trustee, regarding Awards granted under this Sub-Plan, as in effect from time to time.

2.            TYPES OF AWARDS AND SECTION 102 ELECTION

2.1.            Awards granted as 102 Trustee Grants will be made pursuant to either (a) Section 102(b)(2) or Section 102(b)(3) of the ITO, as the case may be, as 102 Capital Gains Track Grants or (b) Section 102(b)(1) of the ITO as 102 Ordinary Income Track Grants. The Company’s Election regarding the type of 102 Trustee Grant it chooses to make will be filed with the ITA before any grant is made pursuant to such Election in accordance with Section 102 and shall also be applicable to any stock dividend and/or additional rights that are granted with respect to an Award which was granted as a 102 Trustee Grant. Once the Company (or its Affiliate) has filed such Election, it may change the type of 102 Trustee Grant that it chooses to make only after the passage of at least 12 months from the end of the calendar year in which the first grant was made in accordance with the previous Election, in accordance with Section 102. For the avoidance of doubt, such Election will not prevent the Company from granting Non-Trustee Grants to Eligible 102 Participants or 3(i) Awards at any time.

2.2.            Eligible 102 Participants may receive only 102 Trustee Grants or Non-Trustee Grants under this Sub-Plan. Participants who are not Eligible 102 Participants may be granted only 3(i) Awards under this Sub-Plan.

2.3.            No 102 Trustee Grants may be made effective pursuant to this Sub-Plan until 30 days after the date the requisite filings required by the ITO and the Rules, including the filing of the Plan and Sub-Plan, have been made with the ITA.

2.4.            The Grant Agreement will indicate whether the grant is a 102 Trustee Grant, a Non-Trustee Grant or a 3(i) Award; and, if the grant is a 102 Trustee Grant, whether it is a 102 Capital Gains Track Grant or a 102 Ordinary Income Track Grant; the vesting provisions, the settlement provisions and the exercise price (if any and as applicable). For the avoidance of doubt, each Eligible 102 Participant granted a 102 Trustee Grant, shall be required to sign and deliver to the Trustee a consent letter (whether as part of the Grant Agreement or as a stand-alone consent, as the case may be) which includes several statements under which the Israeli Participant, among others, (i) agrees to be subject to the Trust Agreement and agrees that the Trustee be released from any liability in respect of any action or decision duly taken and bona fide executed by it with respect to the Plan, this Sub-Plan and/or any 102 Trustee Grants; (ii) declares that he/she understands and accepts the provisions of Section 102 and the applicable tax track and approves the tax arrangement contemplated thereby; and (iii) confirms that he/she shall neither sell nor transfer the Shares or any other right attributed thereto until the lapse of the Required Holding Period.

2.5.            The grant of certain Awards may be conditioned or subject to obtaining a ruling or tax determination from the ITA, to the extent required (however, nothing contained herein shall impose any obligation on the Company to apply for such ruling or tax determination).

3.            TERMS AND CONDITIONS OF 102 TRUSTEE GRANTS

3.1.            Each 102 Trustee Grant will be deemed granted on the date approved by the Board, and stated in a written or electronic notice by the Company, provided that its qualification as a 102 Trustee Grant will be dependent upon the Company’s and the Trustee’s compliance with any applicable requirements set forth by the ITA with regard to such grants.

3.2.            A 102 Trustee Grant granted to an Eligible 102 Participant and each certificate for Shares acquired pursuant to an exercise of a 102 Trustee Grant will be deposited with a Trustee in compliance with the Deposit Requirements and held in trust by the Trustee (or be subject to a supervisory trustee arrangement if approved by the ITA) for the benefit of the Eligible 102 Participant for the Required Holding Period. After termination of the Required Holding Period, the Trustee may release any Shares issued with respect to such Awards, provided that (i) the Trustee has received an acknowledgment from the ITA that the Eligible 102 Participant has paid any applicable tax due pursuant to the ITO or (ii) the Trustee or the Company or its Affiliate withholds any applicable tax due pursuant to the ITO. The Trustee will not release any 102 Trustee Grants or shares issued with respect to the 102 Trustee Grants prior to the full payment of the Eligible 102 Participant’s tax liabilities.

3.3.            Each 102 Trustee Grant and any stock dividend and/or additional rights that are granted with respect to an Award which was granted as a 102 Trustee Grant, will be subject to the relevant terms of Section 102 and the ITO, which will be deemed an integral part of the 102 Trustee Grant and will prevail over any term contained in the Plan, this Sub-Plan or the Grant Agreement that is not consistent therewith. Any provision of the ITO and any approvals of the ITA not expressly specified in this Sub-Plan or any document evidencing an Award that are necessary to receive or maintain any tax benefit pursuant to Section 102 will be binding on the Eligible 102 Participant. The Trustee and the Eligible 102 Participant granted a 102 Trustee Grant will comply with the ITO, and the terms and conditions of the applicable trust agreement entered into between the Company and/or an applicable Affiliate and the Trustee. For avoidance of doubt, it is reiterated that compliance with the ITO specifically includes compliance with the Rules. Further, the Eligible 102 Participant agrees to execute any and all documents which the Company, the applicable Affiliate or the Trustee may reasonably determine to be necessary in order to comply with the provision of any applicable law, and, particularly, Section 102 and the Deposit Requirements (or a supervisory trustee arrangement, if approved by the ITA). With respect to 102 Capital Gain Track Grants, the provisions of Section 102(b)(3) of the ITO will apply with respect to the Israeli tax rate applicable to such Awards.

3.4.            During the Required Holding Period, the Eligible 102 Participant will not require the Trustee to release or sell the Awards and Shares received subsequently following any realization of rights derived from Awards or Shares (including stock dividends) to the Eligible 102 Participant or to a third party, unless permitted to do so by applicable law. Notwithstanding the foregoing, the Trustee may, pursuant to a written request and subject to applicable law, release and transfer such Shares, provided that both of the following conditions have been fulfilled prior to such transfer: (i) all taxes required to be paid upon the release and transfer of the shares have been withheld for transfer to the tax authorities and (ii) the Trustee has received written confirmation from the Company that all requirements for such release and transfer have been fulfilled according to the terms of the Company’s corporate documents, the Plan, this Sub-plan, the Grant Agreement and applicable law. To avoid doubt such sale or release during the Required Holding Period will result in different tax ramifications to the Eligible 102 Participant under Section 102 of the ITO and the Rules and/or any other regulations or orders or procedures promulgated thereunder, which will apply to and will be borne solely by such Eligible 102 Participant (including tax and mandatory payments otherwise payable by the Company or its Affiliates, which would not apply absent a sale or release during the Required Holding Period).

3.5.            In the event a stock dividend is declared or additional rights are granted with respect to Shares which derive from Awards granted as 102 Trustee Grants, such dividend or rights will also be subject to the provisions of this Section 3 and the Required Holding Period for such dividend shares or rights will be measured from the commencement of the Required Holding Period for the Award with respect to which the dividend was declared and/or rights granted. In the event of a cash dividend on Shares, the Trustee and/or the Company and/or the Affiliate will transfer the dividend proceeds to the Eligible 102 Participant in accordance with the Plan after deduction of taxes and mandatory payments in compliance with applicable withholding requirements, and subject to any other requirements imposed by the ITA.

3.6.            If an Award granted as a 102 Trustee Grant is exercised or vests and settled during the Required Holding Period, the Shares issued or delivered upon such exercise vesting and settlement, if and as applicable will be issued or delivered, as applicable in the name of the Trustee for the benefit of the Eligible 102 Participant (or be subject to a supervisory trustee arrangement if approved by the ITA). If such an Award is exercised after the Required Holding Period ends, the Shares issued or delivered, as applicable upon such exercise will, at the election of the Eligible 102 Participant, either (i) be issued in the name of the Trustee (or be subject to a supervisory trustee arrangement if approved by the ITA), or (ii) be transferred to the Eligible 102 Participant directly, provided that the Eligible 102 Participant first complies with all applicable provisions of the Plan and this Sub-Plan, and Section 102, and the Eligible 102 Participant pays all taxes which apply on the Shares or to such transfer of Shares.

3.7.            To avoid doubt: (i) Awards granted under and governed by the provisions of the Plan and this Sub-Plan are to be settled only in Shares, unless approved otherwise by the ITA; (ii) certain adjustments and amendments to the terms of Awards granted under the 102 Capital Gains Track, including, without limitation, further to recapitalization events and so forth, may disqualify the Awards from benefitting from the tax benefits under the 102 Capital Gains Track, unless the prior approval of the ITA is obtained; (iii) notwithstanding anything to the contrary in the Plan, performance-based Awards granted under the 102 Capital Gains Track must include objective financial milestones as the performance criteria and must clearly define the maximum number of Shares that may be issued pursuant to the vesting and exercise of the Awards; and (iv) notwithstanding anything to the contrary in the Plan, including without limitation Section 4(c)(vii) thereof, Awards granted under the 102 Capital Gains Track may only be settled in Shares and not in cash (unless otherwise permitted by the ITA and or applicable law and without undermining the favorable tax treatment pursuant to the 102 Capital Gains Track).

3.8.            Certain powers of the Administrator and the application of certain provisions set forth hereunder may be conditioned or subject to obtaining a ruling or tax determination from the ITA, to the extent required (however, nothing contained herein shall impose any obligation on the Company to apply for such ruling or tax determination).

3.9.            Upon receipt of a 102 Trustee Grant, the Eligible 102 Participant will sign an undertaking to release the Trustee, the Company and the Affiliate from any liability in respect of any action or decision duly taken and bona fide executed in relation with this Sub-Plan, or any 102 Trustee Grant Share granted to the Eligible 102 Participant thereunder.

4.            EXERCISE OF AWARDS.

Awards shall be exercised by the Eligible 102 Participant by giving written notice to the Company and/or to any third party designated by the Company (the “Representative”), in such form and method as may be determined by the Company (and subject to the terms stipulated in the Plan and/or in such form) and, when applicable, by the Trustee, in accordance with the requirements of Section 102, which exercise shall be effective – except if otherwise set forth in the said form of notice - upon receipt of such notice by the Company and/or the Representative and the payment of the exercise price (if any) for the number of Shares with respect to which the Award is being exercised, at the Company’s or the Representative’s principal office. The notice shall specify the number of Shares with respect to which the Award is being exercised. Awards that are not required to be exercised, but rather become payable in accordance with the terms and conditions of the Award shall be settled in cash (without, for the removal of a doubt, derogating from the provisions of Sections 3.7(iv) and 6 hereof), Shares, any Other Stock-Based Awards or a combination thereof, as determined by the Company.

5.            ASSIGNABILITY

As long as Awards or Shares are held by the Trustee for the benefit of the Eligible 102 Participant, all rights of the Eligible 102 Participant over the Shares are personal, cannot be (i) transferred, assigned, pledged, given as collateral or mortgaged, other than by will or laws of descent and distribution. Any transfer will be in compliance with the Company corporate documents, as amended, (ii) subject of an attachment, power of attorney, a proxy or a stock power (other than a power of attorney or a proxy or a voting agreement with respect to the Shares which was pre-approved by the Company) unless Section 102 and/or any tax ruling issued by the ITA with respect to 102 Trustee Grants allow otherwise. During the lifetime of the Eligible 102 Participant, each and all of such Eligible 102 Participant’s rights to purchase, or be delivered with, Shares under the Plan and this Sub-Plan shall be exercisable by, or be delivered for the benefit of, the Eligible 102 Participant only. Any such action made directly or indirectly shall be void.

6.            TAX CONSEQUENCES

6.1.            Any tax consequences arising from the grant or exercise or vesting or settlement of any Award, the issuance, sale or transfer and payment for the Shares covered thereby, or from any other event or act (of the Company, its Affiliates, the Trustee or the Israeli Participant) relating to an Award or Shares issued thereupon will be borne solely by the Participant. The Company and its Affiliates, and the Trustee will withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant will agree to indemnify the Company, its Affiliates and the Trustee, and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Israeli Participant. any taxes that should have been paid by the Israeli Participant in connection with the transfer of the Awards from the Trustee to a designated transferee, whether or not a payment was deemed to be made as part of such transfer, and (iii) any taxes that the Israeli Participant should have paid upon the exercise of the Awards into Shares or settlement of Awards for Shares, if and as applicable. The Company or any of its Affiliates, and the Trustee may make such provisions and take such steps as it/they may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to an Award granted under the Plan and this Sub-Plan and the exercise, or vesting, sale, transfer or other disposition thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to a Participant, including by deducting any such amount from a Participant’s salary or other amounts payable to the Participant, to the maximum extent permitted under law; (ii) requiring an Israeli Participant to pay to the Company or any of its Affiliates the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Shares, and/or; (iii) withholding otherwise deliverable Shares having a Market Value equal to the minimum amount statutorily required to be withheld; or (iv) selling a sufficient number of such Shares otherwise deliverable to a Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to the Participant’s authorization as expressed by acceptance of the Award under the terms herein), to the extent permitted by applicable law or pursuant to the approval of the ITA. In addition, the Participant will be required to pay any amount (including penalties) that exceeds the tax to be withheld and transferred to the tax authorities, pursuant to applicable tax laws, regulations and rules.

6.2.            The Company does not represent or undertake that an Award will qualify for or comply with the requisites of any particular tax treatment (such as the 102 Capital Gains Track), nor will the Company, its assignees or successors be required to take any action for the qualification of any Award under such tax treatment. The Company will have no liability of any kind or nature in the event that, as a result of application of applicable law, actions by the Trustee or any position or interpretation of the ITA, or for any other reason whatsoever, an Award will be deemed to not qualify for any particular tax treatment.

6.3.            With respect to Non-Trustee Grants, if the Eligible 102 Participant ceases to be employed by the Company or any Affiliate, the Eligible 102 Participant will extend to the Company or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares to the satisfaction of the Company, all in accordance with the provisions of Section 102 of the ITO and the Rules.

7.            GOVERNING LAW AND JURISDICTION.

The Plan and all Awards granted thereunder are governed by the laws of Delaware without regards to conflicts of laws; provided, however, that all aspects of an Award which relate to Sections 102 and 3(i) of the ITO, the rules and regulations promulgated thereunder, this Sub-Plan and/or the Trust Agreement, shall be governed by and interpreted in accordance with the laws of the State of Israel and Sections 102, in particular, with respect to Awards granted pursuant to Section 102 to Eligible 102 Participants, without regards to conflicts of laws. All Awards and Shares which are governed by the provisions of this Sub-Plan shall be subject to the laws and requirements of the State of Israel and the terms and conditions on which any such Award is granted are deemed modified to the extent necessary or advisable to comply with the applicable Israeli laws. It is hereby clarified that any ruling provided by the ITA with respect to Israeli Participants and is required in order for the 102 Capital Gains Track Grants to continue to be subject to the 102 Capital Gains Track will be, upon the resolution of the Board/Compensation Committee, deemed incorporated into this Sub-Plan such that the Board/Compensation Committee will be able to act in accordance with such ruling.

8.            SECURITIES LAWS

All Awards hereunder are subject to compliance with the Israeli Securities Law, 1968, and the rules and regulations promulgated thereunder.

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